UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 6, 2010

INTERNATIONAL SPEEDWAY CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Florida (State or Other Jurisdiction of Incorporation)	0-2384 (Commission File Number)	59-0709342 (IRS Employer Identification No.)

One Daytona Boulevard, Daytona Beach, Florida	32114
(Address of Principal Executive Offices)	(Zip Code)
(386) 254-2700
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.02	Termination of a Material Definitive Agreement
Section 7 — Regulation FD

Item 7.01	Regulation FD Disclosure
Section 8 — Other Items

Item 8.01	Other Items
In connection with efforts to develop a major motorsports entertainment facility in the New York metropolitan area, a subsidiary of International Speedway Corporation (“ISC”), 380 Development, LLC, purchased 676 acres located in the New York City borough of Staten Island in early fiscal 2005 and began improvements including fill operations on the property. In December 2006, ISC announced its decision to discontinue pursuit of the speedway development on Staten Island.
In October 2009, ISC announced that it had entered into a definitive agreement with KB Marine Holdings LLC (“KB Holdings”) under which KB Holdings would acquire 100.0 percent of the outstanding equity membership interests of 380 Development for a total purchase price of $80.0 million. The purchase and sale agreement (“Agreement”) called for the transaction to close no later than February 25, 2010, subject to certain conditions, including KB Holdings securing the required equity commitments to acquire the property and performing its obligations under the Agreement. Upon execution of the Agreement, ISC received a non-refundable $1.0 million payment.
On April 19, 2010, ISC executed an amendment to the Agreement which provided an extension to KB Holdings to close the transaction on or before June 30, 2010. Under the terms of that extension, the maximum purchase price to be paid by KB Holdings was $88.0 million. On September 7, 2010, ISC announced that it executed a second amendment (“Second Amendment”) to the Agreement, providing an extension to KB Holdings to close the transaction on or before November 30, 2010.
KB Holdings did not fulfill the obligation of the Second Amendment to close the transaction on or before November 30, 2010. On December 6, 2010, ISC announced the termination of the Agreement. As a result of the transaction terminating, ISC will pursue discussions immediately with alternative buyers for the 676-acre parcel of property located in Staten Island.
A copy of the release is attached as an exhibit to this report.
Section 9 — Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits

	Exhibit Number	Description of Exhibit	Filing Status
1	(99.1)	Press Release	Attached herewith

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL SPEEDWAY CORPORATION (Registrant)
Date: December 6, 2010	By:	/s/ Brett M. Scharback
Brett M. Scharback
Vice President - Deputy General Counsel